BETHEL BANCORP AND SUBSIDIARIES
   Exhibit 11.  Statement Regarding Computation of Per Share Earnings

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                                     Three Months Ended    Three Months Ended
                                     September 30, 1996    September 30, 1995
                                     __________________    __________________
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EQUIVALENT SHARES:

Average Shares Outstanding                  1,231,294             1,120,250

Total Equivalent Shares                     1,231,294             1,120,250
Total Primary Shares                        1,330,400             1,216,523
Total Fully Diluted Shares                  1,565,531             1,451,571


Net Income                          $         184,261      $        421,637
Less Preferred Stock Dividend                  34,999                35,000
                                    ___________________    __________________
Net Income after Preferred Dividend $         149,262      $        386,637
                                    ===================    ==================

Primary Earnings Per Share          $            0.11      $           0.32
Fully Diluted Earnings Per Share    $            0.11      $           0.29




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